THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATES.  THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.  THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

Global NuTech, Inc.

CONVERTIBLE PROMISSORY NOTE

US$5,000,000.00	Issuance Date: December 30, 2011

FOR VALUE RECEIVED, Global NuTech, Inc., a Nevada corporation (the “Company”), promises to pay to Mohamed Noureddine Ayed (the “Holder”), or his registered assignees, the principal sum of Five Million Dollars (US$5,000,000.00) or such lesser amount as shall equal the outstanding principal amount hereof together with interest from the date of this Convertible Promissory Note (this “Note”) on the unpaid principal balance at an interest rate equal to four percent (4.0%) per annum, computed on the basis of the actual number of days elapsed and a year of 365 days.  All principal amounts and accrued interest on this Note shall be due and payable at the expiration of five (5) years from the Issuance Date of this Note (the “Maturity Date”).  This Note may be prepaid in whole or in part without penalty at any time prior to the Maturity Date.

1.           Conversion.  (a) Conversion. The entire outstanding principal amount of this Note, plus outstanding interest owed, shall be convertible at the option of the Holder into shares of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), upon the occurrence of the earlier of (i) the passing of three (3) years from the Issuance Date first noted above; or (ii) the change of control, or sale of the Company.  Prior to exercising its option to convert, the Holder shall provide the Company with thirty (30) calendar days’ notice of its intention to convert.  Upon receipt of such notice, the Company may elect to prepay this Note.  The Note may be converted in whole, but not in part.  The number of shares of Common Stock into which this Note may be converted shall be determined by dividing the outstanding principal amount of this Note, plus accrued and unpaid interest, by the Conversion Price (as defined below) in effect at the time of conversion.  The “Conversion Price” shall be equal to $0.17 per share.  The Conversion Price and the number of shares of Common Stock to be issued upon conversion of this Note, as determined pursuant to Section 1(b) hereof, shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding.  For purposes of this Note, “change of control” means the occurrence of any of the following events (whether or not approved by the Company’s board of directors):

(i)          any transaction or series of related transactions (including but not limited to a merger or reorganization) which results in holders of the Company’s capital stock outstanding prior to such event owning less than 50% of either (x) the total voting power of the then outstanding voting stock of the Company or (y) the total economic ownership of the then outstanding Common Stock of the Company;

(ii)         the Company consolidates with or merges or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets unless holders of the Company’s capital stock outstanding prior to such event own at least 50% of the surviving or purchasing entity;

Notwithstanding the above, in no event shall any future conversion of this Note be deemed a change of control.

Also for purposes of this Note, “sale of the company” means a sale of the Company pursuant to which the acquirer(s) acquire(s) (i) 50.1% of the shares of capital stock of the Company (whether by merger, consolidation, sale or transfer or stock or otherwise), or (ii) all or substantially all of the assets of the Company and its subsidiaries taken as a whole (by merger, consolidation, reorganization, sale of assets, sale of stock or otherwise).

(b)           Adjustments to Maximum Base Price for Certain Events.

(i)           Adjustments for Subdivisions, Combinations or Consolidation of Common Stock.  In the event the outstanding shares of Common Stock shall be subdivided (by stock split, stock dividend, or otherwise), into a greater number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased.  In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(ii)           Adjustments for Reclassification, Exchange and Substitution.  If the Common Stock issuable upon conversion of this Note shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, or similar transaction, be proportionately adjusted such that this Note shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the Holder upon conversion of this Note immediately before that change.

2.           Mechanics of Conversion.  Before the Holder shall be entitled to convert this Note into shares of Common Stock, he shall give thirty (30) calendar days’ written notice by mail, postage prepaid, to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued.  If the Company does not elect to prepay the note within thirty (30) calendar days of receipt of the Holder’s notice to convert, the Holder shall surrender this Note, duly endorsed, at the office of the Company or of any transfer agent for this Note. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such Holder of this Note, or to the nominee or nominees of such Holder, a certificate or certificates for the number of shares of Common Stock to which such Holder shall be entitled as aforesaid.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of this Note to be converted (the “Conversion Date”), and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

3.           Fractional Shares.  No fractional share of Common Stock shall be issued upon the conversion of the Note.  All shares issuable upon conversion of the outstanding amount of the Note shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.  If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Company shall, in lieu of issuing any fractional share, pay the Holder who is otherwise entitled to such fraction the sums due under this Note that could not be converted due to this limitation.

4.           Payments.  All payments of principal and interest shall be in lawful money of the United States of America and shall be payable at ___________________ unless another place of payment shall be specified in writing by the Holder.  Payment on the Note shall be applied first to accrued interest, and thereafter to the outstanding principal balance hereof.  If any payments on the Note become due on a Saturday, Sunday, or a public holiday under the laws of the state of Nevada, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing interest in connection with such payment.

5.           Change of Control.  In the event of a change of control, as defined above, the Company shall satisfy its outstanding obligations under this Note within thirty (30) calendar days.

6.           Default.  Each of the following events shall be an “Event of Default” hereunder:

(a)           Company fails to pay timely any of the principal amount, accrued interest or other amounts due under this Note within ten (10) calendar days after the Company’s receipt of the Holder’s written notice of such failure to pay, any outstanding principal on the Maturity Date;

(b)           Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; and

(c)           An involuntary petition is filed against the Company under any bankruptcy statute now or hereafter in effect, and such petition is not dismissed or discharged within sixty (60) days, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company.

7.           Remedies.  Upon the occurrence and during the continuance of any Event of Default, the outstanding principal balance of the Note and all accrued and unpaid interest thereon shall, all at the option of the Holder, upon notice to the Company (except that no such election by the Holder and notice to the Company shall be required in the case of an Event of Default of the type specified in Sections 6(b) or (c)), automatically be immediately due, payable and collectible by the Holder pursuant to applicable law.

8.           Usury.  In no event shall the interest rate or rates payable under this Note, plus any other amounts paid in connection herewith and therewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.  The Company and the Holder, in executing and delivering this Note, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Note, the Company is and shall be liable only for the payment of such maximum as allowed by law, and payment received from the Company in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of any remaining obligations to the extent of such excess.

9.           Governing Law.  This Note shall be governed by, and construed and enforced in accordance with, the laws of the state of Nevada, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

10.         Amendment and Waiver.  Any provision of this Note may be amended or waived in a writing signed by both the Company and the Holder.

11.         Successors and Assigns.  The provisions of the Note shall inure to the benefit of and be binding on any successor to Company and shall extend to the Holder hereof.

12.         Transfers. The Note may be transferred only upon its surrender to Company for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to Company.  Thereupon, the Note shall be reissued to, and registered in the name of, the transferee, or a new Note for like principal amount and interest shall be issued to, and registered in the name of, the transferee.  Interest and principal shall be paid solely to the registered holder of the Note.  Such payment shall constitute full discharge of Company’s obligation to pay such interest and principal.

13.         Notice.  Notice permitted or required to be given hereunder shall be deemed sufficient if given in writing by reputable overnight delivery service or by registered or certified mail, postage prepaid, return receipt requested, addressed to the respective addresses of the parties set forth in the introductory paragraph or at such other address as the respective parties may designate by like notice from time to time.  Notices so given shall be deemed effective upon the earlier of (i) receipt by the party to which notice is given; (ii) on the fifth (5th) business day following the date such notice was deposited in the mail; or (iii) on the second (2nd) business day following the date such notice was delivered to a reputable overnight delivery service.

** Signature page follows **

IN WITNESS WHEREOF, the parties have executed this Note as of the date first above written.

COMPANY:

Global NuTech, INC.

By:	/s/ Craig Crawford
Name: Craig Crawford
Title: Chief Financial Officer